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                                                                     Exhibit 3.1
                           CERTIFICATE OF AMENDMENT
                                      OF
                           ARTICLES OF INCORPORATION
                                      OF
                              GREATER BAY BANCORP

     David L. Kalkbrenner and Linda M. Iannone do hereby certify that:

     1. They are the duly elected and acting President and Secretary, respectively, of GREATER BAY BANCORP, a California corporation ("the" or "this Corporation").

     2. Article FOUR, subsection (a) of the Articles of Incorporation is amended to read in its entirety as follows:

          "This corporation is authorized to issue only two classes of shares designated "Preferred Stock" and "Common Stock," respectively. The number of shares of Preferred Stock authorized to be issued is 4,000,000 and the number of shares of Common Stock authorized to be issued is 40,000,000."

     3. The foregoing amendment has been approved by the Board of Directors of this Corporation.

     4. The foregoing amendment has been duly approved by the required vote of the shareholders of the Corporation in accordance with Section 902 and 903 of the California Corporations Code. The total number of outstanding shares of Common Stock of the Corporation is 14,376,788. There are no other shares of stock of the Corporation issued and outstanding. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares.
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     We further declare under penalty of perjury under the laws of the State of
California that the matters set forth in this certificate are true and correct of our own knowledge.

     Dated: May 24, 2000


                              /s/ David L. Kalkbrenner
                              -----------------------------------
                              David L. Kalkbrenner, President


                              /s/ Linda M. Iannone
                              -----------------------------------
                              Linda M. Iannone, Secretary